Exhibit 20.3

Annual General Meeting of Shareholders

(Name of ADR holder)

(Number of ADRs held)

Resolutions presented for consideration by the Annual General Meeting of Shareholders on May 22, 2013.

AGENDA
		Affirmative	Negative	Abstained
1)

To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and the directors’ and auditors’ reports, for the year ended December 31, 2012.

2)	(a) To re-elect Mr. John Peter Ben Wang as a Director.
(b) To re-elect Mr. Rowen Bruce Craigie as a Director.
(c) To re-elect Mr. Yiu Wa Alec Tsui as a Director.
(d) To re-elect Mr. Robert Wason Mactier as a Director.
3)	To authorize the board (the “Board”) of directors (the “Directors”) of the Company to fix the remuneration of the Directors.
4)	To ratify the appointment of and to re-appoint Deloitte Touche Tohmatsu and to authorize the Board to fix their remuneration.
5)	To grant a general and unconditional mandate to the Directors to issue new shares of the Company not exceeding 20% of the issued share capital of the Company.
6)	To grant a general and unconditional mandate to the Directors to repurchase shares of the Company not exceeding 10% of the issued share capital of the Company.
7)	To extend the general mandate granted to the Directors to issue new shares of the Company by the aggregate nominal amount of shares repurchased by the Company.

(Signature)